EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the statement on Schedule 13D/A (including any amendments thereto) relating to the common stock, par value $0.0001 per share, of Guerrilla RF, Inc. is, and any amendment thereto may be, filed jointly on behalf of each of the undersigned.

Each of the undersigned acknowledges that it is responsible for the timely filing of such Schedule 13D/A and any amendments thereto, and for the completeness and accuracy of the information concerning it contained therein, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless it knows or has reason to believe that such information is inaccurate.

The undersigned further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filing.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of November 5, 2026.

SALEM INVESTMENT PARTNERS V, LIMITED PARTNERSHIP

By: SIP V Management LLC, its general partner

By: ______________________________

Name: Kevin Jessup

Title: Manager

SIP V MANAGEMENT LLC

By: ______________________________

Name: Kevin Jessup

Title: Manager

BADGER CAPITAL II, L.L.C.

By: ______________________________

Name: Kevin Jessup

Title: Manager